Exhibit 99

Snap-on Announces Fourth Quarter and Full Year 2024 Results

Diluted EPS of $4.82 for the quarter compares to $4.75 in Q4 2023;
Operating margin before financial services in Q4 2024 improves 50 basis points to 22.1%;
Sales of $1,198.7 million in the quarter compares to $1,196.6 million last year

KENOSHA, Wis. — February 6, 2025 — Snap-on Incorporated (NYSE: SNA), a leading global innovator, manufacturer and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks, today announced 2024 operating results for the fourth quarter and full year.
•Net sales of $1,198.7 million in the fourth quarter of 2024 represented an increase of $2.1 million, or 0.2%, from 2023 levels, reflecting a $2.0 million, or 0.2%, organic gain and $2.1 million of acquisition-related sales, partially offset by $2.0 million of unfavorable foreign currency translation.
•Operating earnings before financial services for the quarter of $265.2 million compared to $257.9 million in 2023. As a percentage of net sales, operating earnings before financial services were 22.1% in the fourth quarter compared to 21.6% last year.
•Financial services revenue in the quarter of $100.5 million compared to $97.2 million in 2023; financial services operating earnings of $66.7 million compared to $67.9 million last year.
•Consolidated operating earnings for the quarter of $331.9 million, or 25.5% of revenues (net sales plus financial services revenue), compared to $325.8 million, or 25.2% of revenues, in 2023.
•The fourth quarter effective income tax rate was 22.5% in 2024 and 21.4% last year.
•Net earnings in the quarter of $258.1 million, or $4.82 per diluted share, compared to net earnings of $255.3 million, or $4.75 per diluted share, a year ago.
•Full year net sales of $4,707.4 million in 2024 represented a decrease of $22.8 million, or 0.5%, from 2023 levels, reflecting a $40.6 million, or 0.9%, organic decline and $5.5 million of unfavorable foreign currency translation, partially offset by $23.3 million of acquisition-related sales. Full year net earnings of $1,043.9 million, or $19.51 per diluted share, compared to $1,011.1 million, or $18.76 per diluted share, in 2023, an increase of $32.8 million or $0.75 per diluted share. In 2024, net earnings included a $17.5 million, or $0.32 per diluted share, after-tax benefit for the final payments associated with a legal matter, which were received in the first six months of 2024.
See “Non-GAAP Measures” below for a definition of, and further explanation about, organic sales.

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“We are encouraged by our fourth quarter results as our businesses were again strong, achieving a positive balance and overall progress, with our operations serving critical industries and repair shop owners and managers advancing in both sales and profitability, and with the Snap-on Tools Group continuing to narrow the gap versus prior periods despite the environment of general uncertainty,” said Nick Pinchuk, Snap-on chairman and chief executive officer. “In addition to reconfirming the special resilience of our markets and our enterprise, rooted in essential repair, the quarter demonstrates the considerable capabilities of our team, as is evident in the Tools Group success, pivoting our advantages in product, brand, and people to better match the current preferences of technicians for quick payback items. As we proceed into 2025, we’ll enhance the franchise network by further refocusing our product development, manufacturing, and marketing, meeting the demands of the day, extend to critical industries by sharpening our ability to take full advantage of the growing need for customized solutions, and expand our already prominent position with shop owners and managers by serving the rising complexity of vehicle repair. At the same time, we’ll engage our Snap-on Value Creation Processes, driving improvements across the corporation that when combined with our runways for growth, we believe will author substantial and strategic gain. Finally, I want to thank our franchisees and our associates worldwide for their many contributions, for their steadfast dedication, and for their deep confidence in our prospects as we move forward through this 105th year of our company and significantly beyond.”
Segment Results - Fourth Quarter
Commercial & Industrial Group segment sales of $379.2 million in the quarter compared to $363.9 million last year, reflecting a $14.2 million, or 3.9%, organic gain and $2.1 million of acquisition-related sales, partially offset by $1.0 million of unfavorable foreign currency translation. The organic increase is primarily due to higher sales to customers in critical industries, with particular progress in the specialty torque arena.
Operating earnings of $63.5 million in the period compared to $54.1 million in 2023. The operating margin (operating earnings as a percentage of segment sales) improved 180 basis points to 16.7% from 14.9% last year.
Snap-on Tools Group segment sales of $506.6 million in the quarter compared to $513.3 million last year, reflecting a $7.3 million, or 1.4%, organic sales decrease, partially offset by $0.6 million of favorable foreign currency translation. The organic decline is due to lower activity in the U.S., partially offset by higher sales in the segment’s international operations.
Operating earnings of $106.9 million in the period compared to $111.0 million in 2023. The operating margin of 21.1% compared to 21.6% a year ago.
Repair Systems & Information Group segment sales of $456.6 million in the quarter compared to $450.8 million last year, reflecting a $7.3 million, or 1.6%, organic sales increase, partially offset by $1.5 million of unfavorable foreign currency translation. The organic gain includes higher activity with OEM dealerships and increased sales of diagnostic and repair information products to independent repair shop owners and managers, partially offset by lower volumes of undercar equipment.
Operating earnings of $121.4 million in the period compared to $113.3 million in 2023. The operating margin improved 150 basis points to 26.6% from 25.1% last year.
Financial Services operating earnings of $66.7 million on revenue of $100.5 million in the quarter compared to operating earnings of $67.9 million on revenue of $97.2 million a year ago. Originations of $285.1 million in the fourth quarter represented a decrease of $18.0 million, or 5.9%, from 2023 levels.
Corporate expenses in the fourth quarter of $26.6 million compared to $20.5 million last year.

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Outlook
We believe that our markets and our operations possess and have demonstrated continuing and considerable resilience against the uncertainties of the current environment. In 2025, Snap-on expects to make ongoing progress along its decisive runways for coherent growth, leveraging capabilities already proven in the automotive repair arena, developing and expanding its professional customer base, not only in automotive repair, but in adjacent markets, additional geographies and other areas, including extending in critical industries, where the cost and penalties for failure can be high. In pursuit of these initiatives, we project that capital expenditures in 2025 will approximate $100 million.
Snap-on currently anticipates that its full-year 2025 effective income tax rate will be in the range of 22% to 23%.
Conference Call and Webcast on February 6, 2025, at 9:00 a.m. Central Time
A discussion of this release will be webcast on Thursday, February 6, 2025, at 9:00 a.m. Central Time, and a replay will be available for at least 10 days following the call. To access the webcast, visit https://www.snapon.com/EN/Investors/Investor-Events and click on the link to the call. The slide presentation accompanying the call can be accessed under the Downloads tab in the webcast viewer, as well as on the Snap-on website at https://www.snapon.com/EN/Investors/Financial-Information/Quarterly-Earnings.
Non-GAAP Measures
References in this release to “organic sales” refer to sales from continuing operations calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), adjusted to exclude acquisition-related sales and the impact of foreign currency translation. Management evaluates the company’s sales performance based on organic sales growth, which primarily reflects growth from the company’s existing businesses as a result of increased output, expanded customer base, geographic expansion, new product development and pricing changes, and excludes sales contributions from acquired operations the company did not own as of the comparable prior-year reporting period. Organic sales also exclude the effects of foreign currency translation as foreign currency translation is subject to volatility that can obscure underlying business trends. Management believes that the non-GAAP financial measure of organic sales is meaningful to investors as it provides them with useful information to aid in identifying underlying growth trends in the company’s businesses and facilitates comparisons of its sales performance with prior periods.
About Snap-on
Snap-on Incorporated is a leading global innovator, manufacturer, and marketer of tools, equipment, diagnostics, repair information and systems solutions for professional users performing critical tasks including those working in vehicle repair, aerospace, the military, natural resources, and manufacturing. From its founding in 1920, Snap-on has been recognized as the mark of the serious and the outward sign of the pride and dignity working men and women take in their professions. Products and services are sold through the company’s network of widely recognized franchisee vans, as well as through direct and distributor channels, under a variety of notable brands. The company also provides financing programs to facilitate the sales of its products and to support its franchise business. Snap-on, an S&P 500 company, generated sales of $4.7 billion in 2024, and is headquartered in Kenosha, Wisconsin.

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Forward-looking Statements
Statements in this news release that are not historical facts, including statements that (i) are in the future tense; (ii) include the words “expects,” “anticipates,” “intends,” “approximates,” or similar words that reference Snap-on or its management; (iii) are specifically identified as forward-looking; or (iv) describe Snap-on’s or management’s future outlook, plans, estimates, objectives or goals, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Snap-on cautions the reader that this news release may contain statements, including earnings projections, that are forward-looking in nature and were developed by management in good faith and, accordingly, are subject to risks and uncertainties regarding Snap-on’s expected results that could cause (and in some cases have caused) actual results to differ materially from those described or contemplated in any forward-looking statement. Factors that may cause the company’s actual results to differ materially from those contained in the forward-looking statements include those found in the company’s reports filed with the Securities and Exchange Commission, including the information under the “Safe Harbor” and “Risk Factors” headings in its Annual Report on Form 10-K for the fiscal year ended December 30, 2023, which are incorporated herein by reference. Snap-on disclaims any responsibility to update any forward-looking statement provided in this news release, except as required by law.
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For additional information, please visit www.snapon.com or contact:
Investors:                                Media:
Sara Verbsky                                Samuel Bottum
262/656-4869                                262/656-5793

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Earnings
(Amounts in millions, except per share data)
(unaudited)

	Fourth Quarter		Full Year
	2024	2023	2024	2023

Net sales	$1,198.7	$1,196.6	$4,707.4	$4,730.2
Cost of goods sold	(602.6)	(619.0)	(2,329.5)	(2,381.1)
Gross profit	596.1	577.6	2,377.9	2,349.1
Operating expenses	(330.9)	(319.7)	(1,309.1)	(1,309.2)
Operating earnings before financial services	265.2	257.9	1,068.8	1,039.9

Financial services revenue	100.5	97.2	401.0	378.1
Financial services expenses	(33.8)	(29.3)	(124.1)	(107.6)
Operating earnings from financial services	66.7	67.9	276.9	270.5

Operating earnings	331.9	325.8	1,345.7	1,310.4
Interest expense	(12.3)	(12.5)	(49.6)	(49.9)
Other income (expense) – net	19.6	17.5	77.0	67.5
Earnings before income taxes	339.2	330.8	1,373.1	1,328.0
Income tax expense	(75.0)	(69.5)	(304.2)	(293.4)
Net earnings	264.2	261.3	1,068.9	1,034.6
Net earnings attributable to noncontrolling interests	(6.1)	(6.0)	(25.0)	(23.5)
Net earnings attributable to Snap-on Inc.	$258.1	$255.3	$1,043.9	$1,011.1

Net earnings per share attributable to Snap-on Inc.:
Basic	$4.92	$4.84	$19.85	$19.11
Diluted	4.82	4.75	19.51	18.76

Weighted-average shares outstanding:
Basic	52.5	52.7	52.6	52.9
Effect of dilutive securities	1.0	1.1	0.9	1.0
Diluted	53.5	53.8	53.5	53.9

SNAP-ON INCORPORATED
Supplemental Segment Information
(Amounts in millions)
(unaudited)

	Fourth Quarter		Full Year
	2024	2023	2024	2023
Net sales:
Commercial & Industrial Group	$379.2	$363.9	$1,476.8	$1,458.3
Snap-on Tools Group	506.6	513.3	1,989.2	2,088.8
Repair Systems & Information Group	456.6	450.8	1,797.9	1,781.2
Segment net sales	1,342.4	1,328.0	5,263.9	5,328.3
Intersegment eliminations	(143.7)	(131.4)	(556.5)	(598.1)
Total net sales	1,198.7	1,196.6	4,707.4	4,730.2
Financial Services revenue	100.5	97.2	401.0	378.1
Total revenues	$1,299.2	$1,293.8	$5,108.4	$5,108.3

Operating earnings:
Commercial & Industrial Group	$63.5	$54.1	$242.1	$226.1
Snap-on Tools Group	106.9	111.0	447.3	493.8
Repair Systems & Information Group	121.4	113.3	455.2	433.2
Financial Services	66.7	67.9	276.9	270.5
Segment operating earnings	358.5	346.3	1,421.5	1,423.6
Corporate	(26.6)	(20.5)	(75.8)	(113.2)
Operating earnings	331.9	325.8	1,345.7	1,310.4
Interest expense	(12.3)	(12.5)	(49.6)	(49.9)
Other income (expense) – net	19.6	17.5	77.0	67.5
Earnings before income taxes	$339.2	$330.8	$1,373.1	$1,328.0

SNAP-ON INCORPORATED
Condensed Consolidated Balance Sheets
(Amounts in millions)
(unaudited)

	Fiscal Year End
	2024	2023
Assets
Cash and cash equivalents	$1,360.5	$1,001.5
Trade and other accounts receivable – net	815.6	791.3
Finance receivables – net	610.3	594.1
Contract receivables – net	120.0	120.8
Inventories – net	943.4	1,005.9
Prepaid expenses and other current assets	139.6	138.4
Total current assets	3,989.4	3,652.0

Property and equipment – net	542.6	539.3
Operating lease right-of-use assets	89.4	74.7
Deferred income tax assets	78.0	76.0
Long-term finance receivables – net	1,312.0	1,284.2
Long-term contract receivables – net	418.3	407.9
Goodwill	1,056.8	1,097.4
Other intangible assets – net	267.6	268.9
Pension assets	125.4	130.5
Other long-term assets	17.3	14.0
Total assets	$7,896.8	$7,544.9

Liabilities and Equity
Notes payable	$13.7	$15.6
Accounts payable	265.9	238.0
Accrued benefits	67.2	64.4
Accrued compensation	86.1	102.9
Franchisee deposits	70.9	73.3
Other accrued liabilities	457.7	447.4
Total current liabilities	961.5	941.6

Long-term debt	1,185.5	1,184.6
Deferred income tax liabilities	73.5	79.2
Retiree health care benefits	19.4	21.8
Pension liabilities	78.4	82.3
Operating lease liabilities	68.6	54.6
Other long-term liabilities	92.9	87.4
Total liabilities	2,479.8	2,451.5

Equity
Shareholders' equity attributable to Snap-on Inc.
Common stock	67.5	67.5
Additional paid-in capital	557.7	545.5
Retained earnings	7,584.3	6,948.5
Accumulated other comprehensive loss	(575.0)	(449.5)
Treasury stock at cost	(2,240.4)	(2,040.7)
Total shareholders' equity attributable to Snap-on Inc.	5,394.1	5,071.3
Noncontrolling interests	22.9	22.1
Total equity	5,417.0	5,093.4
Total liabilities and equity	$7,896.8	$7,544.9

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Fourth Quarter
	2024	2023
Operating activities:
Net earnings	$264.2	$261.3
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	18.0	18.6
Amortization of other intangible assets	6.3	6.4
Provision for losses on finance receivables	20.5	16.5
Provision for losses on non-finance receivables	5.0	4.2
Stock-based compensation expense	7.1	13.3
Deferred income tax benefit	(1.0)	(2.2)
Gain on sales of assets	(0.1)	(0.4)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(44.8)	(6.9)
Contract receivables	(2.0)	(6.1)
Inventories	19.2	44.3
Prepaid expenses and other current assets	(0.1)	4.8
Accounts payable	(4.6)	(52.4)
Accrued and other liabilities	5.8	(4.5)
Net cash provided by operating activities	293.5	296.9

Investing activities:
Additions to finance receivables	(234.7)	(249.2)
Collections of finance receivables	208.5	207..0
Capital expenditures	(18.1)	(21.1)
Acquisitions of businesses, net of cash acquired	—	(42.6)
Disposals of property and equipment	1.1	1.2
Other	3.0	0.1
Net cash used by investing activities	(40.2)	(104.6)

Financing activities:
Net decrease in other short-term borrowings	(0.4)	(1.7)
Cash dividends paid	(112.3)	(98.0)
Purchases of treasury stock	(112.5)	(60.9)
Proceeds from stock purchase plans and stock option exercises	30.7	19.1
Other	(7.0)	(7.5)
Net cash used by financing activities	(201.5)	(149.0)

Effect of exchange rate changes on cash and cash equivalents	(4.6)	(1.1)
Increase in cash and cash equivalents	47.2	42.2

Cash and cash equivalents at beginning of period	1,313.3	959.3
Cash and cash equivalents at end of year	$1,360.5	$1,001.5

Supplemental cash flow disclosures:
Cash paid for interest	$(8.3)	$(8.4)
Net cash paid for income taxes	(61.8)	(76.4)

SNAP-ON INCORPORATED
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
(unaudited)

	Full Year
	2024	2023
Operating activities:
Net earnings	$1,068.9	$1,034.6
Adjustments to reconcile net earnings to net cash provided (used) by operating activities:
Depreciation	72.7	72.2
Amortization of other intangible assets	25.3	27.1
Provision for losses on finance receivables	71.1	57.2
Provision for losses on non-finance receivables	22.8	19.2
Stock-based compensation expense	28.6	44.7
Deferred income tax benefit	(8.2)	(18.7)
Gain on sales of assets	(0.6)	(1.0)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade and other accounts receivable	(72.9)	(45.2)
Contract receivables	(17.4)	(34.0)
Inventories	27.8	23.3
Prepaid expenses and other current assets	10.4	35.1
Accounts payable	29.0	(48.1)
Accrued and other liabilities	(40.0)	(12.2)
Net cash provided by operating activities	1,217.5	1,154.2

Investing activities:
Additions to finance receivables	(966.0)	(1,029.0)
Collections of finance receivables	837.8	833.5
Capital expenditures	(83.5)	(95.0)
Acquisitions of businesses, net of cash acquired	—	(42.6)
Disposals of property and equipment	3.1	2.7
Other	4.5	(1.4)
Net cash used by investing activities	(204.1)	(331.8)

Financing activities:
Net decrease in other short-term borrowings	(1.3)	(1.7)
Cash dividends paid	(406.4)	(355.6)
Purchases of treasury stock	(290.0)	(294.7)
Proceeds from stock purchase plans and stock option exercises	92.3	113.6
Other	(44.4)	(34.5)
Net cash used by financing activities	(649.8)	(572.9)

Effect of exchange rate changes on cash and cash equivalents	(4.6)	(5.2)
Increase in cash and cash equivalents	359.0	244.3

Cash and cash equivalents at beginning of year	1,001.5	757.2
Cash and cash equivalents at end of year	$1,360.5	$1,001.5

Supplemental cash flow disclosures:
Cash paid for interest	$(44.1)	$(44.5)
Net cash paid for income taxes	(305.7)	(300.9)

Non-GAAP Supplemental Data
The following non-GAAP supplemental data is presented for informational purposes to provide readers with insight into the information used by management for assessing the operating performance of Snap-on Incorporated's (“Snap-on”) non-financial services (“Operations”) and Financial Services businesses.
The supplemental Operations data reflects the results of operations and financial position of Snap-on's tools, diagnostics, equipment products, software and other non-financial services operations with Financial Services presented on the equity method. The supplemental Financial Services data reflects the results of operations and financial position of Snap-on's U.S. and international financial services operations. The financing needs of Financial Services are met through intersegment borrowings and cash generated from Operations; Financial Services is charged interest expense on intersegment borrowings at market rates. Income taxes are charged to Financial Services on the basis of the specific tax attributes generated by the U.S. and international financial services businesses. Transactions between the Operations and Financial Services businesses are eliminated to arrive at the Condensed Consolidated Financial Statements.
SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fourth Quarter		Fourth Quarter
	2024	2023	2024	2023

Net sales	$1,198.7	$1,196.6	$—	$—
Cost of goods sold	(602.6)	(619.0)	—	—
Gross profit	596.1	577.6	—	—
Operating expenses	(330.9)	(319.7)	—	—
Operating earnings before financial services	265.2	257.9	—	—

Financial services revenue	—	—	100.5	97.2
Financial services expenses	—	—	(33.8)	(29.3)
Operating earnings from financial services	—	—	66.7	67.9

Operating earnings	265.2	257.9	66.7	67.9
Interest expense	(12.3)	(12.5)	—	—
Intersegment interest income (expense) – net	16.5	16.0	(16.5)	(16.0)
Other income (expense) – net	19.5	17.5	0.1	—
Earnings before income taxes and equity earnings	288.9	278.9	50.3	51.9
Income tax expense	(62.4)	(57.8)	(12.6)	(11.7)
Earnings before equity earnings	226.5	221.1	37.7	40.2
Financial services – net earnings attributable to Snap-on	37.7	40.2	—	—
Net earnings	264.2	261.3	37.7	40.2
Net earnings attributable to noncontrolling interests	(6.1)	(6.0)	—	—
Net earnings attributable to Snap-on	$258.1	$255.3	$37.7	$40.2

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Statements of Earnings
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Full Year		Full Year
	2024	2023	2024	2023

Net sales	$4,707.4	$4,730.2	$—	$—
Cost of goods sold	(2,329.5)	(2,381.1)	—	—
Gross profit	2,377.9	2,349.1	—	—
Operating expenses	(1,309.1)	(1,309.2)	—	—
Operating earnings before financial services	1,068.8	1,039.9	—	—

Financial services revenue	—	—	401.0	378.1
Financial services expenses	—	—	(124.1)	(107.6)
Operating earnings from financial services	—	—	276.9	270.5

Operating earnings	1,068.8	1,039.9	276.9	270.5
Interest expense	(49.6)	(49.9)	—	—
Intersegment interest income (expense) – net	67.1	63.9	(67.1)	(63.9)
Other income (expense) – net	76.8	67.3	0.2	0.2
Earnings before income taxes and equity earnings	1,163.1	1,121.2	210.0	206.8
Income tax expense	(251.7)	(241.6)	(52.5)	(51.8)
Earnings before equity earnings	911.4	879.6	157.5	155.0
Financial services – net earnings attributable to Snap-on	157.5	155.0	—	—
Net earnings	1,068.9	1,034.6	157.5	155.0
Net earnings attributable to noncontrolling interests	(25.0)	(23.5)	—	—
Net earnings attributable to Snap-on	$1,043.9	$1,011.1	$157.5	$155.0

* Snap-on with Financial Services presented on the equity method.

SNAP-ON INCORPORATED
Non-GAAP Supplemental Consolidating Data - Supplemental Condensed Balance Sheets
(Amounts in millions)
(unaudited)

	Operations*		Financial Services
	Fiscal Year End		Fiscal Year End
	2024	2023	2024	2023
Assets
Cash and cash equivalents	$1,360.4	$1,001.3	$0.1	$0.2
Intersegment receivables	15.1	15.7	—	—
Trade and other accounts receivable – net	815.0	790.6	0.6	0.7
Finance receivables – net	—	—	610.3	594.1
Contract receivables – net	4.8	5.5	115.2	115.3
Inventories – net	943.4	1,005.9	—	—
Prepaid expenses and other current assets	143.8	143.2	9.4	7.4
Total current assets	3,282.5	2,962.2	735.6	717.7

Property and equipment – net	540.2	536.5	2.4	2.8
Operating lease right-of-use assets	83.8	73.8	5.6	0.9
Investment in Financial Services	403.5	393.9	—	—
Deferred income tax assets	51.8	51.3	26.2	24.7
Intersegment long-term notes receivable	831.8	785.6	—	—
Long-term finance receivables – net	—	—	1,312.0	1,284.2
Long-term contract receivables – net	8.4	8.3	409.9	399.6
Goodwill	1,056.8	1,097.4	—	—
Other intangible assets – net	267.6	268.9	—	—
Pension assets	125.4	130.5	—	—
Other long-term assets	35.6	30.2	0.2	0.1
Total assets	$6,687.4	$6,338.6	$2,491.9	$2,430.0

Liabilities and Equity
Notes payable	$13.7	$15.6	$—	$—
Accounts payable	265.4	236.2	0.5	1.8
Intersegment payables	—	—	15.1	15.7
Accrued benefits	67.2	64.4	—	—
Accrued compensation	83.5	99.9	2.6	3.0
Franchisee deposits	70.9	73.3	—	—
Other accrued liabilities	443.6	432.2	27.7	27.4
Total current liabilities	944.3	921.6	45.9	47.9

Long-term debt and intersegment long-term debt	—	—	2,017.3	1,970.2
Deferred income tax liabilities	73.5	79.2	—	—
Retiree health care benefits	19.4	21.8	—	—
Pension liabilities	78.4	82.3	—	—
Operating lease liabilities	63.0	54.0	5.6	0.6
Other long-term liabilities	91.8	86.3	19.6	17.4
Total liabilities	1,270.4	1,245.2	2,088.4	2,036.1

Total shareholders' equity attributable to Snap-on	5,394.1	5,071.3	403.5	393.9
Noncontrolling interests	22.9	22.1	—	—
Total equity	5,417.0	5,093.4	403.5	393.9
Total liabilities and equity	$6,687.4	$6,338.6	$2,491.9	$2,430.0

* Snap-on with Financial Services presented on the equity method.